Exhibit 99.1

VILLAGEEDOCS

Financial Statements

For the Years December 31, 2002 and 2001

Together with Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of VillageEDOCS

We have audited the accompanying balance sheet of VillageEDOCS (the "Company"), a California corporation, as of December 31, 2002, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS at December 31, 2002, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred both significant operating losses and has significant negative cash flows from operations for the years ended December 31, 2002 and 2001, and has a working capital deficit of $186,176 and a stockholders' deficit of $1,553,542 at December 31, 2002.  These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern.  Management's plans in regard to these matters are described in Note 2.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                                                                /s/Corbin & Company, LLP

Irvine, California

February 14, 2003

VillageEDOCS
Balance Sheet
December 31,
2002
------------------------

ASSETS
Current assets:
Cash	$ 53,327
Accounts receivable, net of allowance for doubtful
accounts of $49,000	102,320
Other current assets	3,002
------------------------
Total current assets	158,649

Property and equipment, net	199,506
Web site development costs, net	79,097
Other assets	22,373
------------------------
$ 459,625
================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$ 204,339
Accrued expenses	107,669
Current portion of capital lease obligations	32,817
------------------------
Total current liabilities	344,825

Capital lease obligations, net of current portion	5,650
Convertible notes and accrued interest
payable to related parties	1,662,692
------------------------
Total liabilities	2,013,167
------------------------

Stockholders' deficit:
Common stock, no par value:
Authorized -- 90,000,000 shares
Issued and outstanding -- 29,981,487 shares	6,805,550
Additional paid-in capital	1,505,118
Accumulated deficit	(9,864,210)
------------------------
Total stockholders' deficit	(1,553,542)
------------------------
$ 459,625
================

See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS
Statements of Operations
For the Years Ended December 31, 2002 and 2001
	Years Ended December 31,
	2002	2001
	---------------------	---------------------
Net sales	$ 1,611,546	$ 1,266,653
Cost of sales	803,983	906,941
	---------------------	---------------------
Gross profit	807,563	359,712
	---------------------	---------------------
Operating expenses:
Product and technology
development	432,293	532,455
Sales and marketing	564,633	427,338
General and administrative	714,962	898,166
Depreciation and amortization	123,331	93,843
	---------------------	---------------------
Total operating expenses	1,835,219	1,951,802
	---------------------	---------------------
Loss from operations	(1,027,656)	(1,592,090)

Interest income	-	13
Interest expense	(263,847)	(190,132)
	---------------------	---------------------
Loss before provision for
income taxes	(1,291,503)	(1,782,209)

Provision for income taxes	800	800
	---------------------	---------------------
Net loss	$ (1,292,303)	$ (1,783,009)
	==============	==============

Basic and diluted loss available to
common stockholders per common
share	$ (0.05)	$ (0.13)
	==============	=============

Weighted average shares outstanding	24,102,729	13,898,719
	==============	=============

See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS

Statements of Stockholders' Deficit
For the Years Ended December 31, 2002 and 2001

	Common Stock
	------------------------------		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

	---------------	---------------	-----------------	---------------	------------------
Balances, January 1, 2001	13,846,459	$ 4,756,139	$ 1,103,994	$ (6,788,898)	$ (928,765)

Common stock issued for exercise of warrants	203,687	2,037	-	-	2,037

Estimated fair market value of
options granted to employees and
non-employees for services	-	-	185,330	-	185,330

Net loss	-	-	-	(1,783,009)	(1,783,009)
	---------------	---------------	-----------------	---------------	------------------
Balances, December 31, 2001	14,050,146	4,758,176	1,289,324	(8,571,907)	(2,524,407)

Common stock issued for exercise of warrants	212,839	2,129	-	-	2,129

Common stock issued for
conversion of debt	15,686,502	2,039,245	-	-	2,039,245

Common stock issued to non-employees for services	32,000	6,000	-	-	6,000

Warrants issued to employees for services	-	-	25,565	-	25,565

Estimated fair market value of
options granted to employees and
non-employees for services	-	-	95,800	-	95,800

Estimated value of beneficial conversion
feature on new convertible notes payable	-	-	94,429	-	94,429

Net loss	-	-	-	(1,292,303)	(1,292,303)
	---------------	--------------	----------------	---------------	-----------------
Balances, December 31, 2002	29,981,487	$6,805,550	$1,505,118	($9,864,210)	($1,553,542)
	==========	=========	==========	=========	==========

See independent auditors' report and accompanying notes to financial statements.

VillageEDOCS

Statements of Cash Flows
For the Years Ended December 31, 2002 and 2001
	2002	2001
	------------------------	------------------------
Cash Flows from Operating Activities:
Net loss	$ (1,292,303)	$ (1,783,009)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	123,331	93,843
Provision for loss on doubtful accounts receivable	41,416	32,800
Estimated fair market value of stock options issued
to employees and non-employees for services rendered	94,806	185,330
Stock purchase warrants issued to employees for
services rendered	25,565	-
Imputed interest expense on convertible debentures	94,429	-
Common stock issued to non-employees for
services rendered	6,000	-
Changes in operating assets and liabilities:
Accounts receivable	(61,174)	37,422
Other current assets	4,325	(2,573)
Accounts payable	(25,010)	68,999
Accrued expenses and other	147,228	202,771
	------------------------	------------------------
Net cash used in operating activities	(841,387)	(1,164,417)
	------------------------	------------------------
Cash Flows from Investing Activities:
Purchases of property and equipment	(44,727)	(2,729)
Web site development costs	(107,667)	-
	------------------------	------------------------
Net cash used in investing activities	(152,394)	(2,729)
	------------------------	------------------------
Cash Flows from Financing Activities:
Proceeds from convertible notes payable to related parties	1,110,000	1,235,000
Principal payments under capital leases	(104,342)	(112,836)
Proceeds from the exercise of warrants	2,129	2,037
	------------------------	------------------------
Net cash provided by financing activities	1,007,787	1,124,201
	------------------------	------------------------
Net change in cash	14,006	(42,945)

Cash, beginning of period	39,321	82,266
	------------------------	------------------------
Cash, end of period	$ 53,327	$ 39,321
	==============	==============
Supplemental disclosure of cash flow information -
Cash paid during the period for:
Interest	$ 22,091	$ 21,342
	==============	==============
Income taxes	$ 800	$ 800
	==============	==============

Supplemental Schedule of Noncash Investing and Financing Activities:

During the year ended December 31, 2001, the Company financed certain computer equipment totaling $12,084 through a capital lease.

During the year ended December 31, 2002, the Company converted $2,039,245 of related party notes payable to 15,686,502 shares of common stock.

See independent auditors' report and accompanying notes to financial statements

VillageEDOCS

Notes to Financial Statements

For the Years Ended December 31, 2002 and 2001

1.                  Background and Organization

VillageEDOCS (the "Company") was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company develops and markets internet-enabled fax services to organizations throughout the United States and internationally.

2.                  Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit and has incurred significant losses from operations in each year since inception.  The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its internet-enabled fax services.

The Company's success is dependent upon numerous items, certain of which are the successful implementation and marketing of its internet-enabled fax services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business.  These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing.  The failure of the Company to meet any of these conditions could have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can, or will ever, operate profitably.

Until sufficient revenue levels are achieved, the Company will require additional financing to support its operations. Such sources of financing could include capital infusions, additional equity financing or debt offerings. Management plans to obtain convertible debt and equity financing from existing shareholders and equity financing from new shareholders during 2003.  Management is actively pursuing both of these financing arrangements.  If the planned financings are obtained, the Company believes it will have adequate cash to sustain operations until it becomes profitable.  There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve and maintain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.      Summary of Significant Accounting Policies

a.       Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers.  The Company does not obtain collateral to secure its accounts receivable.  The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.  At December 31, 2002, the Company has recorded an allowance for doubtful accounts of $49,000.

No single customer accounted for more than 10% of either accounts receivable or of total sales, as of and for the year ended December 31, 2002.  One customer accounted for approximately 17% of total sales for the year ended December 31, 2001.

b.      Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, property and equipment and web site development costs, and valuation of deferred tax assets.   Actual results could differ from those estimates.

c.       Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.  The Company leases certain of its computer equipment and software under capitalized and operating lease arrangements.

The Company assesses the recoverability of property and equipment by determining whether the depreciation amounts can be recovered through projected undiscounted cash flows.  The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management.  At December 31, 2002, management has determined that there is no impairment of property and equipment.  There can be no assurance, however, that market conditions will not change, which could result in future property and equipment impairment.

d.      Revenue Recognition

The Company provides internet-enabled fax services to businesses and charges for these services on either a per page faxed or per minute used basis. Service revenues are recognized when the services are performed.

e.       Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of the Company's internet-enabled fax services and web site.  Product and technology costs are expensed as incurred.

f.        Advertising

The Company expenses all advertising costs as incurred.  Advertising costs were $62,474 and $34,363 for the years ended December 31, 2002 and 2001, respectively.

g.      Risks and Uncertainties

The Company operates in a highly competitive industry that is subject to intense competition, government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an emerging business, including the potential risk of business failure.

h.   Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments as of December 31, 2002 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

i.         Loss per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  All potentially dilutive shares, 12,652,086 and 2,386,444 as of December 31, 2002 and 2001, respectively, have been excluded from dilutive loss per share, as their effect would be anti-dilutive for fiscal 2002 and 2001.

j.        Segment Information

The Company views its operations and manages its business as principally one segment.

k.      Comprehensive Income

The Company has no items of comprehensive income.

l.         Web Site Development Costs

During the year ended December 31, 2002, the Company capitalized $79,097, net of $28,570 of amortization expense, related to its web site in accordance with the Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs."  Web site development costs are amortized using the straight-line method over the estimated useful life of three years.

m.     Income Taxes

The Company accounts for income taxes in accordance with the liability method for financial accounting and reporting purposes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

n.       Stock-Based Compensation

The Company accounts for non-employee stock-based compensation under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting For Stock-Based Compensation."  SFAS No. 123 defines a fair value based method of accounting for stock-based compensation.  However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25, as amended ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied.

At December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note 6.  The Company accounts for those plans under the recognition and measurement principles of APB 25, and related interpretations.  During the year ended December 31, 2002 and 2001, $15,000 of compensation expense was recognized in the accompanying statements of operations for options issued to employees in 1999 for the vesting period from the date of grant through December 31, 2004, pursuant to APB 25.  No other stock-based employee compensation cost is reflected in the statements of operations, as all options granted since 1999 under those plans had exercise prices equal to or greater than the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, to stock-based employee compensation:

Year ended December 31,
	2002	2001
	----------------	----------------
Net loss as reported	$ (1,292,303)	$ (1,783,009)

Deduct: Total stock-based employee
compensation expense under APB 25	15,000	15,000

Add: Total stock-based employee
compensation expense under fair value
based method for all awards, net of
related tax effects	(209,783)	(199,887)
	------------------	------------------
	$ (1,487,086)	$ (1,967,896)
	==========	==========
Basic and diluted loss per share - as
reported	$ (0.05)	$ (0.13)
	==========	==========
Basic and diluted loss per share - pro
forma	$ (0.06)	$ (0.14)
	==========	==========

o.      Reclassifications

Certain reclassifications have been made to prior year amounts in the financial statements in order to conform to the current year presentation.  These reclassifications have no effect on previously reported results of operations.

p.      New Accounting Pronouncements

In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", was issued.  SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002.  The Company adopted the disclosure provisions of SFAS No. 148 in these financial statements.  The Company does not anticipate adopting the fair value based method of accounting for stock-based compensation.

4.      Property and Equipment

Property and equipment consist of the following as of December 31, 2002:

Equipment and software under capital leases	$331,533
Computer equipment	165,959
Furniture and equipment	50,555
Software	33,360
-----------
581,407
Less-- accumulated depreciation	(381,901)
-----------
$199,506
=======

Depreciation expense for the property and equipment for 2002 and 2001 was $94,761 and $93,843, respectively.

5.       Convertible Notes Payable to Related Parties

During 2002, the Company borrowed $1,110,000 from C. Alan and Joan P. Williams and issued convertible promissory notes bearing interest at 10 percent per annum.  The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  If the Company is acquired, the principal and accrued interest on the notes, as modified, are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.  In addition, the principal and accrued interest on $530,000 of these convertible promissory notes, as modified, are convertible into shares of the Company's common stock at a conversion price equal to the lower of $2.50 per share or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. and Mrs. Williams deliver written notice of their conversion election to the Company.  The principal and accrued interest on an additional $220,000 of these convertible promissory notes issued between October 30, 2002 and December 31, 2002 are convertible into shares of the Company's common stock at a conversion price equal to the lower of $0.07 per share (which was below the fair market value on the date of issuance) or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. and Mrs. Williams deliver written notice of their conversion election to the Company.  The beneficial conversion feature resulted in a charge to interest expense in the accompanying statement of operations of $94,429 during the year ended December 31, 2002.

Total interest expense recognized on all the convertible notes payable was $147,327 and $168,790 during the year ended December 31, 2002 and 2001, respectively.  Total interest accrued and not paid on the convertible notes payable to related parties as of December 31, 2002 totaled $404,945 and is included in convertible notes and accrued interest payable to related parties in the accompanying balance sheet.

As an inducement for the extension of the due date with respect to $2,039,245 in convertible promissory notes issued through April 10, 2002 and due between June 2002 and October 2003 (the "Notes") and as inducement for receipt of up to $610,000 in debt financing during 2002, the Company entered into two agreements dated May 9, 2002 with Mr. and Mrs. Williams, a Promissory Note Modification Agreement and a Security Agreement (the "May 9, 2002 Agreements").  Pursuant to the May 9, 2002 Agreements, the Notes were modified and now include the following terms:  the Notes, as modified, are secured by a security interest in all of the Company's assets. The principal and accrued interest on the Notes, as modified, are due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  If the Company is acquired, the principal and accrued interest on the Notes, as modified, are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.  In addition, the principal and accrued interest on the Notes, as modified, are convertible at any time into shares of the Company's common stock at a conversion price equal to the lower of $2.50 per share or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. and Mrs. Williams deliver written notice of his conversion election to the Company.  In addition, the May 9, 2002 Agreements grant to Mr. and Mrs. Williams piggyback registration rights with respect to all previously unregistered shares of the Company's common stock held by them, whether issued for cash or for conversion of the Notes, as modified.  As there was no beneficial conversion feature related to these modifications, no interest expense was recorded during the year ended December 31, 2002.

On May 15, 2002, C. Alan Williams and Joan P. Williams acquired 15,686,502 shares of the restricted common stock of the Company by exercising their conversion rights with respect to $2,039,245 in convertible promissory notes payable by the Registrant, at a conversion price of $0.13 per share, the average of the Company's common stock closing bid price on the OTCBB for the ten (10) consecutive trading days prior to May 15, 2002.

At December 31, 2002, the outstanding principal balance of convertible secured promissory notes payable to Mr. and Mrs. Williams was $750,000.

On July 15, 2002, the Company entered into a Promissory Note Modification Agreement with James Townsend with respect to $507,747 in convertible promissory notes issued through January 12, 2001 and due between June 2002 and October 2003 (the "Townsend Notes").  Pursuant to this agreement, the Townsend Notes were modified and now include the following terms:  the principal and accrued interest on the Notes, as modified, are due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  If the Company is acquired, the principal and accrued interest on the Notes, as modified, are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.  In addition, the principal and accrued interest on the Notes, as modified, are convertible at any time into shares of the Company's common stock at a conversion price equal to the lower of $0.10 per share or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. Townsend delivers written notice of his conversion election to the Company.  In addition, the agreement grants to Mr. Townsend piggyback registration rights with respect to all previously unregistered shares of the Company's common stock held by him, whether issued for cash or for conversion of the Notes, as modified.  As there was no beneficial conversion feature related to these modifications, no interest expense was recorded during 2002.

On July 30, 2002, the Company granted Mr. and Mrs. Williams a full ratchet anti-dilution right to receive additional shares of the Company's common stock in the event that Mr. Townsend converts some or all of his outstanding promissory notes to the Company's common stock at any price lower than $0.13 per share such that Mr. and Mrs. William's conversion price shall be equivalent to Mr. Townsend's conversion price with respect to the same number of shares.

6.      Stockholders' Equity (Deficit)

a.       Common Stock

During the year ended December 31, 2002, the Company increased the number of authorized shares of its common stock from 40,000,000 to 90,000,000.

During the year ended December 31, 2002, the Company issued 212,839 shares of restricted common stock for $2,129 in cash in connection with the exercise of warrants, and 32,000 shares of restricted common stock in consideration for $6,000 in consulting services rendered.

On May 15, 2002, C. Alan Williams and Joan P. Williams acquired 15,686,502 shares of the restricted common stock of the Company by exercising their conversion rights with respect to $2,039,245 in convertible promissory notes payable by the Company (see Note 5).

During the year ended December 31, 2001, the Company issued 203,687 shares of restricted common stock in connection with the exercise of warrants for $2,037 in cash.

b.      Stock Options

Effective January 30, 2002, the Board of Directors of the Company adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 6,226,258 shares of common stock to employees and certain outside consultants.   On November 25, 2002, the Board of Directors of the Company increased the number of shares reserved for issuance pursuant to the 2002 Plan to 11,634,584 shares.  On November 27, 2002, the stockholders of the Company approved the 2002 Plan and the number of shares reserved for issuance pursuant to the 2002 Plan.  The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2002 was 3,933,830.

Options to purchase 7,203,532 shares of the Company's common stock under the 2002 Plan at per-share prices ranging from $0.17 to $0.21 (the fair market value on the dates of grant) were issued to employees during the year ended December 31, 2002, vesting on various dates from the date of grant through November, 2007.

Options to purchase 45,000 shares at $0.19 (the fair market value on the date of grant) were granted to a non-employee consultant during the year ended December 31, 2002.  These options vest on various dates one year from the date of grant through January 2007.  Total consulting expense to be recognized in the statement operations over the vesting period pursuant to SFAS No. 123 is $4,050, none of which was recognized during the year ended December 31, 2002.

Options to purchase 555,555 shares of the Company's common stock at $0.18 per share (which was below the fair market value on the date of grant), vesting immediately, were issued to a non-employee in consideration for legal services during the year ended December 31, 2002.  In connection with this issuance, and pursuant to SFAS No. 123, the Company recorded legal expense and prepaid expense of $21,006 and $994, respectively, during the year ended December 31, 2002.  The Company recorded compensation expense of $170,330 during year ended December 31, 2001 for options and warrants issued to non-employee consultants during 2000.

During 1997, the Board of Directors of the Company adopted a stock option plan (the " 1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2002 and 2001 were 1,835,554 and 1,519,584, respectively.

During the year ended December 31, 2001, stock options to purchase 35,000 shares at $2.50 were granted to a non-employee consultant.  These options vest one year from the date of grant.  Total consulting expense to be recognized in the statement of operations over the vesting period pursuant to SFAS No. 123 is $58,800, which was recognized during the year ended December 31, 2002.

During each of the years ended December 31, 2002 and 2001, $15,000 of compensation expense was recognized in the accompanying statements of operations for options issued to employees in 1999 under the 1997 Plan for the vesting period from the date of grant through December 2004, pursuant to APB 25.

Options to purchase 403,144 shares of the Company's common stock at $2.50 per share (estimated fair market value on the date of grant) were issued to employees during the year ended December 31, 2001, vesting on various dates from January 2001 through October 2006.

419,303 options under the 2002 or 1997 Plan were cancelled during the year ended December 31, 2002 due to their expiration or the termination of employment.

Stock option activity for the years ended December 31, 2002 and 2001, is as follows:

		Weighted Average
	Number	Exercise Price
	of Options	Per Share
	----------------	-------------------
Outstanding at January 1, 2001	3,547,272	$ 1.02
Granted	438,144	2.50
Exercised	-	-
Canceled	(505,000)	(2.28)
	-------------	---------------------
Outstanding at December 31, 2001	3,480,416	1.02
Granted	7,804,087	0.19
Exercised	-	-

Canceled	(419,303)	(0.72)
	-------------	---------------------
Outstanding at December 31, 2002	10,865,200	$ 0.43
	=========	============
Exercisable at December 31, 2002	3,113,753	$ 0.60
	=========	============

Weighted average fair value of options granted	2001	$ 1.71
	2002	$ 0.13

The following summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price
---------------	-----------------	------------	-------------	--------------	----------

$0.17 - $0.25	9,734,547	8.3	$ 0.19	2,567,348	$ 0.21
$1.00	50,000	6.1	$ 1.00	40,000	$ 1.00
$2.50	1,080,653	6.8	$ 2.50	506,405	$ 2.50
	-----------------		-------------	--------------	----------
	10,865,200		$ 0.43	3,113,753	$ 0.60
	===========		=======	=========	=======

The fair value of each option granted during 2002 and 2001 to consultants and outside service providers is estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 47 percent and 80 percent, respectively, (iii) weighted average risk free interest rate of approximately 4.55 percent, and (iv) average expected life of 5 years.

The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

c.        Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

During the year ended December 31, 2002, the Company issued a warrant to purchase 24,019 shares of the Company's common stock at $0.01 per share to an employee and recorded compensation expense of $25,565 in connection with the issuance.  During the year ended December 31, 2002, warrants to purchase 212,839 shares of common stock were exercised for cash, and warrants to purchase 113,777 shares of the common stock of the Company expired unexercised and were cancelled.  During the year ended December 31, 2001, warrants to purchase 203,687 shares of common stock were exercised for cash. No warrants were granted during 2001.

The following represents a summary of the warrants (including the warrants discussed in the common stock section above) outstanding for the years ended December 31, 2002 and 2001:

		Weighted Average
	Number	Exercise Price
	of Warrants	Per Share
	--------------	---------------------
Outstanding at January 1, 2001	595,559	$ 0.29
Granted	-	-
Exercised	(203,687)	(0.01)
Expired/Forfeited	-	-
	-------------	---------------------
Balance at December 31, 2001	391,872	0.42
Granted	24,019	0.01
Exercised	(212,839)	0.01
Expired/Forfeited	(113,777)	0.01
	-------------	---------------------
Balance at December 31, 2002	89,275	$ 1.83
	=========	==============

Weighted average fair value of warrants granted	2001	$ -
	2002	$ 0.07

The following summarizes information about warrants outstanding at December 31, 2002:

	Warrants Outstanding			Warrants Exercisable

Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price
-------------	-----------------	------------	-------------	--------------	----------

$0.01	24,019	4.5	$ 0.01	24,019	$ 0.01
$2.50	65,256	1.6	$ 2.50	65,256	$ 2.50
	-----------------		-------------	--------------	----------
	89,275		$ 1.83	89,275	$ 1.83
	===========		========	=========	=======

The fair value of each warrant granted during 2002 for services is estimated using the Black-Scholes option pricing model on the date of grant using the following assumption: (i) no dividend yield, (ii) average volatility of 47 percent, (iii) weighted average risk free interest rate of approximately 4.55 percent, and (iv) average expected life of 5 years.

7.       Income Taxes

As the Company incurred net operating losses through December 31, 2002, the provision for income taxes for the years presented consists of minimum state taxes only.  At December 31, 2002, the Company had approximately $9,754,000 and $8,638,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state carryforwards expire through 2022 and 2009, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2002, the effect of such limitation, if imposed, has not been determined.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $514,000 and $710,000 during the years ended December 31, 2002 and 2001, respectively.

Deferred tax assets consist of the following at December 31, 2002:

Deferred tax assets:
Net operating loss carryforwards	$ 3,804,000
Less valuation allowance	(3,804,000)
----------------
$ -
=========

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2002	2001
	----------------	----------------
Computed benefit at federal statutory rate	$ (439,000)	$ (606,000)
State income tax benefit, net of federal effect	(75,000)	(104,000)
Increase in valuation allowance	514,000	710,000
Other	800	800
	----------------	---------------
	$ 800	$ 800
	=========	=========

8.    Earnings per Share

Basic and diluted loss per common share is computed as follows for the years ended December 31:

	2002	2001
	--------------	--------------
Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(1,292,303)	$(1,783,009)
	=========	=========

Denominator for basic and diluted loss per common share:
Weighted average common shares outstanding	24,102,729	13,898,719
	=========	=========
Net loss per common share available to common stockholders

Net loss per share	$ (0.05)	$ (0.13)
	=========	=========

9.     Commitments and Contingencies

a.       Leases

The Company is a lessee of certain property and equipment under capital lease agreements that expire on various dates through 2005.  Terms of the leases require monthly payments ranging from $461 to $1,900, including interest ranging up to 22%.  The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets.

In addition, the Company leases certain property and equipment under operating lease agreements, which expire on various dates through July 2004 and provide for monthly lease payments ranging from $276 to $5,957.

The future minimum annual lease payments under these agreements at December 31, 2002 are as follows:

	Capital	Operating	Total
	---------------	------------	------------

2003	$ 36,000	$ 110,000	$ 146,000
2004	4,000	49,000	53,000
2005	2,000	--	2,000

	---------------	------------	------------
Total minimum lease payments	42,000	$ 159,000	$ 201,000
		========	========
Less: amounts representing interest	(3,533)
	---------------
Present value of lease obligations	38,467

Less: current portion	(32,817)
	---------------
	$ 5,650
	==========

Rent expense for the fiscal years ended December 31, 2002 and 2001 was $268,955 and $193,644, respectively.  Interest expense incurred pursuant to the capital lease obligations was $21,608 and $21,342 for the fiscal years ended December 31, 2002 and 2001, respectively.

The following is an analysis of the leased equipment under capital leases as of December 31, 2002, which is included in property and equipment.

Computer equipment	$ 331,533
Accumulated depreciation	(191,045)
---------------
$ 140,488
==========

b.      Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

c.       Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

10.   Related Party Transactions

During the year ended December 31, 2002, the Company entered into a Consulting Services Agreement with the Company's founder to provide marketing communications services for up to four months in consideration for up to 320,000 shares of the Company's common stock.  The compensation shall be earned on a pro-rata basis at the end of each of four thirty-day work periods and only upon receipt and acceptance by the Company of the related party's work product.  No shares were earned under this agreement during the year ended December 31, 2002.  On February 11, 2003, 320,000 of these shares were issued and were valued at $44,800, the fair market value on the date of issuance.

11.   Subsequent Events

During January and February 2003, the Company issued $202,000 in secured convertible promissory notes for cash.  The notes were issued to a related party, C. Alan and Joan P. Williams, and bear interest at 10 percent per annum.  The notes and accrued interest are due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  If the Company is acquired, the principal and accrued interest on the notes are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.  In addition, the principal and accrued interest on the notes are convertible into shares of the Company's common stock at a conversion price equal to the lower of $0.07 per share (which was below the fair market value on the date of issuance) or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. and Mrs. Williams deliver written notice of their conversion election to the Company.  The beneficial conversion feature will result in a charge to interest expense of $190,428 in fiscal 2003.

On January 28, 2003, the Company entered into an agreement with a non-related party pursuant to which the party agreed to accept 109,091 shares of the Company's common stock as payment in full for $24,000 in consulting fees owed to the party by the Company for product and service marketing consulting services.  The shares were issued on February 11, 2003.

On February 11, 2003, the Company issued 510,124 shares of restricted common stock at a weighted average price of $0.16 per share to consultants and employee in consideration for services valued at $84,000.